EXHIBIT 10.2

THIS AGREEMENT (the "Agreement") is made the 15th day of December 2008. Between:

(1)   David Bychkov, founder and inventor of the BT2 technology, an individual whose address is at 7432 Emerald Drive, Manassas Virginia (hereinafter called "the Licensor") of the first part;

And

(2)   BT2 International, Inc., a company incorporated in Nevada whose registered office is at Suite 2067, 1117 Desert Lane, Las Vegas NV 89102-0000 (hereinafter called "the Licensee") of the second part.

WHEREAS:

A.	The Licensor and Licensee have completed and signed a Technology License Agreement on the 8th day of June 2008.
B.	The License requires certain conditions and/or events to be met by various dates.
C.	After working together on the project, the Licensor and Licensee have mutually found these conditions and/or events and dates need to be amended.
D.	The License granted to the Licensee, is an exclusive, transferable and non-revocable right and licence to the Technology within the Territory, subject to the terms and conditions set forth therein.
E.	The Licensee has now purchased a new Delaware corporation (Clopton House Corp. to be renamed Exmovere, Inc,) that is prepared to become a public company, and both parties wish to transfer certain rights and obligations from the License Agreement to this new Delaware corporation.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, the receipt and sufficiency are acknowledged, the parties hereby agree as follows:

All terms and conditions of the original Technology License Agreement (copy attached) shall be transferred, with the following amendments/exceptions:

Article 1    Definitions

"Field of Use" shall be amended by adding:
" - except for use in the field of diabetes. Rights for such use in the field of diabetes shall remain with BT2 International Inc."

Article 3   Fees and Grant of Equity

This section will be deleted and replaced with the following:

Exmovere Inc. shall adopt a Royalty Policy similar to that described in Schedule 2 of the Technology License Agreement. However, Exmovere's policy shall require the Company to allocate 5% of Category 1 revenues (BT2 sales or other product sales) and 10% of Category 2 revenues (Monthly monitoring revenue & revenue from the sale of services).

Such royalty shall be placed into a Royalty Pool. Payments from this royalty pool shall be made on a quarterly basis, within 15 days after the end of the quarter, as follows:

20 % of the pool shall be paid to BT2 International Inc. 80% of the pool shall be paid to Exmocare LLC, et al

In the event a financing is obtained that requires dilution of the payments from this royalty pool, the parties shall dilute on a pro rata basis.

Schedule 2    Directors' Resolution - Royalty Policy

Deleted and replaced with the above.

Schedule 3    Milestones and Grant of Equity

Deleted and replaced with the following:

Exmovere Inc. shall issue 15,003,000 common shares for the transferred license rights.

Such common shares shall be issued as follows:

BT2 International Inc	2,910,000 shares
Exmocare, et al	11,640,000 shares
Belmont Partners Inc	453,000 shares

IN WITNESS WHEREOF this Agreement has been executed as of the day and year set out below.

For and on behalf of: